Exhibit 99.1
AMERICAN REALTY CAPITAL TRUST IV, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

American Realty Capital Trust IV, Inc.

We have audited the accompanying consolidated balance sheet of American Realty Capital Trust IV, Inc. (a Maryland Corporation) and subsidiaries (the "Company") as of December 31, 2012, and the related consolidated statements of operations and comprehensive loss, stockholders' equity and cash flows for the period from February 14, 2012 (date of inception) to December 31, 2012. Our audit of the basic consolidated financial statements included the financial statement schedule listed in the index appearing under Item 15(a). These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Realty Capital Trust IV, Inc. and subsidiaries as of December 31, 2012, and the results of their operations and their cash flows for the period from February 14, 2012 (date of inception) to December 31, 2012, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
March 7, 2013

AMERICAN REALTY CAPITAL TRUST IV, INC.

CONSOLIDATED BALANCE SHEET
(In thousands, except share and per share data)

December 31, 2012
ASSETS
Real estate investments, at cost:
Land	$13,365
Buildings, fixtures and improvements	54,483
Acquired intangible lease assets	8,930
Total real estate investments, at cost	76,778
Less: accumulated depreciation and amortization	(305)
Total real estate investments, net	76,473
Cash and cash equivalents	135,702
Prepaid expenses and other assets	295
Receivable for issuance of common stock	4,273
Total assets	$216,743

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$1,574
Distributions payable	1,159
Total liabilities	2,733
Preferred stock, $0.01 par value per share, 50,000,000 shares authorized, none issued or outstanding	—
Common stock, $0.01 par value per share, 300,000,000 shares authorized, 10,378,736 shares issued and outstanding	104
Additional paid-in capital	218,404
Accumulated deficit	(4,498)
Total stockholders' equity	214,010
Total liabilities and stockholders' equity	$216,743

The accompanying notes are an integral part of this statement.

AMERICAN REALTY CAPITAL TRUST IV, INC.

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share data)

Period from February 14, 2012 (date of inception) to December 31, 2012
Revenues:
Rental income	$378
Operating expense reimbursement	36
Total revenues	414

Operating expenses:
Acquisition and transaction related	2,309
Property operating	38
General and administrative	320
Depreciation and amortization	303
Total operating expenses	2,970
Operating loss	(2,556)
Other income	19
Net loss	$(2,537)

Comprehensive loss	$(2,537)

Basic and diluted weighted-average shares outstanding	1,526,766
Basic and diluted net loss per share	$(1.66)

The accompanying notes are an integral part of this statement.

AMERICAN REALTY CAPITAL TRUST IV, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
For the Period from February 14, 2012 (Date of Inception) to December 31, 2012
(In thousands, except share data)

	Common Stock
	Number of Shares	Par Value	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity
Balance, February 14, 2012	—	$—	$—	$—	$—
Issuances of common stock	10,364,412	104	254,913	—	255,017
Common stock offering costs, commissions and dealer manager fees	—	—	(36,788)	—	(36,788)
Common stock issued through distribution reinvestment plan	14,817	—	352	—	352
Common stock repurchases	(3,160)	—	(79)	—	(79)
Share-based compensation	2,667	—	6	—	6
Distributions declared	—	—	—	(1,961)	(1,961)
Net loss	—	—	—	(2,537)	(2,537)
Balance, December 31, 2012	10,378,736	$104	$218,404	$(4,498)	$214,010

The accompanying notes are an integral part of this statement.

AMERICAN REALTY CAPITAL TRUST IV, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)

Period from February 14, 2012 (date of inception) to December 31, 2012
Cash flows from operating activities:
Net loss	$(2,537)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation	239
Amortization of intangibles	64
Amortization of above-market lease assets	2
Share-based compensation	6
Changes in assets and liabilities:
Prepaid expenses and other assets	(157)
Accounts payable and accrued expenses	155
Deferred rent	58
Net cash used in operating activities	(2,170)
Cash flows from investing activities:
Investment in real estate and other assets	(76,778)
Deposits for real estate acquisitions	(138)
Net cash used in investing activities	(76,916)
Cash flows from financing activities:
Proceeds from issuance of common stock	250,744
Payments of offering costs and fees related to stock issuances	(35,882)
Distributions paid	(450)
Advances from affiliate	376
Net cash provided by financing activities	214,788
Net change in cash and cash equivalents	135,702
Cash and cash equivalents, beginning of period	—
Cash and cash equivalents, end of period	$135,702

Supplemental Disclosures
Cash paid for taxes	$44

Non-Cash Financing Activities:
Common stock issued through distribution reinvestment plan	$352

The accompanying notes are an integral part of this statement.

AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012

Note 1 — Organization

American Realty Capital Trust IV, Inc. (the "Company"), incorporated on February 14, 2012, is a Maryland corporation that intends to qualify as a real estate investment trust ("REIT") for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2012. On June 8, 2012, the Company commenced its initial public offering (the "IPO") on a "reasonable best efforts" basis of up to 60.0 million shares of common stock, $0.01 par value per share, at a price of $25.00 per share, subject to certain volume and other discounts, pursuant to a registration statement on Form S-11, as amended (File No. 333-180274) (the "Registration Statement"), filed with the U.S. Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended. The Registration Statement also covers up to 10.0 million shares of common stock available pursuant to a distribution reinvestment plan (the "DRIP") under which the Company's common stock holders may elect to have their distributions reinvested in additional shares of the Company's common stock.

Until the first quarter following the Company's acquisition of at least $1.2 billion in total investment portfolio assets, the per share purchase price in the IPO will be up to $25.00 per share (including the maximum allowed to be charged for commissions and fees) and shares issued under the DRIP will initially be equal to $23.75 per share, which is 95% of the initial offering price in the IPO. Thereafter, the per share purchase price will vary quarterly and will be equal to the net asset value ("NAV") divided by the number of shares outstanding as of the end of business on the first day of each fiscal quarter after giving effect to any share purchases or repurchases effected in the prior quarter plus applicable commissions and fees, and the per share purchase price in the DRIP will be equal to NAV per share.

On September 10, 2012, the Company had raised proceeds sufficient to break escrow in connection with the IPO. As of December 31, 2012 the Company had 10.4 million shares of common stock outstanding, including unvested restricted shares and shares issued under the DRIP and had received total proceeds of $255.3 million. As of December 31, 2012, the aggregate value of all issuances and subscriptions of common stock outstanding was $259.4 million, based on a per share value of $25.00 (or $23.75 for shares issued under the DRIP).

The Company was formed to primarily acquire a diversified portfolio of commercial properties, comprised primarily of freestanding single-tenant properties that are net leased to investment grade and other creditworthy tenants. All such properties may be acquired and operated by the Company alone or jointly with another party. The Company may also originate or acquire first mortgage loans secured by real estate on single-tenant net leased properties. The Company purchased its first property and commenced active operations in September 2012. As of December 31, 2012, the Company owned 49 properties with an aggregate purchase price of $76.8 million, comprised of 0.4 million rentable square feet which were 100% leased.

Substantially all of the Company's business is conducted through American Realty Capital Operating Partnership IV, L.P. (the "OP"), a Delaware limited partnership. The Company is the sole general partner and holds substantially all of the units of limited partner interests in the OP ("OP units"). Additionally, American Realty Capital Trust IV Special Limited Partner, LLC (the "Special Limited Parter") contributed $2,000 to the OP in exchange for 88 OP units, which represents a nominal percentage of the aggregate OP ownership and was admitted as a limited partner of the OP. The limited partner interests have the right to convert OP units for the cash value of a corresponding number of shares of common stock or, at the option of the OP, a corresponding number of shares of common stock, as allowed by the limited partnership agreement of the OP. The remaining rights of the limited partner interests are limited, however, and do not include the ability to replace the general partner or to approve the sale, purchase or refinancing of the OP's assets.

The Company has no paid employees. American Realty Capital Advisors IV, LLC (the "Advisor") has been retained to manage the Company's affairs on a day-to-day basis. American Realty Capital Properties IV, LLC (the "Property Manager") serves as the Company's property manager. Realty Capital Securities (the "Dealer Manager") serves as the dealer manager of the IPO. The Advisor, Property Manager and Dealer Manager are related parties as entities wholly owned by the Company's sponsor, AR Capital, LLC (the "Sponsor"). The Advisor and Dealer Manager will receive compensation and fees for services related to the IPO and for the investment and management of the Company's assets. The Advisor and Dealer Manager will receive fees during the offering, acquisition, operational and liquidation stages.

AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012

Note 2 — Summary of Significant Accounting Policies

Basis of Accounting and Presentation

The accompanying consolidated financial statements of the Company are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America ("GAAP").

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation. In determining whether the Company has a controlling financial interest in a joint venture and the requirement to consolidate the accounts of that entity, management considers factors such as ownership interest, authority to make decisions and contractual and substantive participating rights of the other partners or members as well as whether the entity is a variable interest entity for which the Company is the primary beneficiary.

Development Stage Company

On September 10, 2012, the Company raised proceeds sufficient to break escrow in connection with its IPO. The Company received and accepted aggregate subscriptions in excess of the minimum $2.0 million and issued shares of common stock to its initial investors who were admitted as stockholders. The Company purchased its first property and commenced active operations on September 28, 2012, and as of such date was no longer considered to be a development stage company.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management makes significant estimates regarding revenue recognition, purchase price allocations to record investments in real estate, and derivative financial instruments and hedging activities, as applicable.

Real Estate Investments

Investments in real estate are recorded at cost. Improvements and replacements are capitalized when they extend the useful life of the asset. Costs of repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of up to 40 years for buildings, 15 years for land improvements, five years for fixtures and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests.

The Company is required to make subjective assessments as to the useful lives of the Company's properties for purposes of determining the amount of depreciation to record on an annual basis with respect to the Company's investments in real estate. These assessments have a direct impact on the Company's net income because if the Company were to shorten the expected useful lives of the Company's investments in real estate, the Company would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

The Company is required to present the operations related to properties that have been sold or properties that are intended to be sold as discontinued operations in the statement of operations for all periods presented. Properties that are intended to be sold are to be designated as "held for sale" on the balance sheet.

AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012

Impairment of Long Lived Assets

When circumstances indicate the carrying value of a property may not be recoverable, the Company reviews the asset for impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property's use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists, due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used. For properties held for sale, the impairment loss is the adjustment to fair value less estimated cost to dispose of the asset. These assessments have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to net income.

Purchase Price Allocation

The Company allocates the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their respective fair values. Tangible assets include land, land improvements, buildings, fixtures and tenant improvements on an as-if vacant basis. The Company utilizes various estimates, processes and information to determine the as-if vacant property value. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Amounts allocated to land, land improvements, buildings and fixtures are based on cost segregation studies performed by independent third parties or on the Company's analysis of comparable properties in the Company's portfolio. Identifiable intangible assets and liabilities, as applicable, include amounts allocated to acquire leases for above- and below-market lease rates, the value of in-place leases, and the value of customer relationships, as applicable.

The aggregate value of intangible assets and liabilities, as applicable, related to in-place leases is primarily the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as if vacant. Factors considered by the company in its analysis of the in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property, taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up period, which typically ranges from six to 12 months. Estimates of costs to execute similar leases including leasing commissions, legal and other related expenses are also utilized.

Above-market and below-market in-place lease values for owned properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between the contractual amounts to be paid pursuant to the in-place leases and management's estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease intangibles are amortized as a decrease to rental income over the remaining term of the lease. The capitalized below-market lease values will be amortized as an increase to rental income over the remaining term and any fixed rate renewal periods provided within the respective leases. In determining the amortization period for below-market lease intangibles, the Company initially will consider, and periodically evaluate on a quarterly basis, the likelihood that a lessee will execute the renewal option. The likelihood that a lessee will execute the renewal option is determined by taking into consideration the tenant's payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located.

The aggregate value of intangibles assets related to customer relationships, as applicable, is measured based on the Company's evaluation of the specific characteristics of each tenant's lease and the Company's overall relationship with the tenant. Characteristics considered by the Company in determining these values include the nature and extent of its existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant's credit quality and expectations of lease renewals, among other factors.

The value of in-place leases is amortized to expense over the initial term of the respective leases, which is approximately 6 to 15 years. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. If a tenant terminates its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense.

AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012

In making estimates of fair values for purposes of allocating purchase price, the Company utilizes a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. The Company also considers information obtained about each property as a result of the Company's pre-acquisition due diligence, as well as subsequent marketing and leasing activities, in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.

Intangible assets and acquired lease liabilities, as applicable, consist of following:

(In thousands)	December 31, 2012
Intangible assets:
In-place leases, net of accumulated amortization of $64 at December 31, 2012	$8,627
Above-market leases, net of accumulated amortization of $2 at December 31, 2012	237
Total intangible lease assets, net	$8,864

The following table provides the weighted-average amortization and accretion periods as of December 31, 2012 for intangible assets and liabilities, as applicable, and the projected amortization expense and adjustments to rental income for the next five years:

(In thousands)	Weighted-Average Amortization Period	2013	2014	2015	2016	2017
In-place leases	11.3 years	$835	$836	$835	$836	$835

Above-market lease assets (1)	11.9 years	$20	$20	$20	$20	$20
_____________________________

(1)	Amounts to be included in rental income.

Cash and Cash Equivalents

Cash and cash equivalents include cash in bank accounts as well as investments in highly-liquid money market funds with original maturities of three months or less. Excess funds over an established threshold are swept daily into an overnight repurchase agreement. As of December 31, 2012, $135.6 million was held in an overnight repurchase agreement with the Company's financial institution.

The Company deposits cash with high quality financial institutions. These deposits are guaranteed by the Federal Deposit Insurance Company ("FDIC") up to an insurance limit. At December 31, 2012 the Company had deposits of $135.7 million of which $135.4 million were in excess of the amount insured by the FDIC. Although the Company bears risk to amounts in excess of those insured by the FDIC, it does not anticipate any losses as a result.

Deferred Costs

Deferred costs, net consists of deferred financing costs and deferred leasing costs. Deferred financing costs represent commitment fees, legal fees, and other costs associated with obtaining commitments for financing. These costs are amortized over the terms of the respective financing agreements using the effective interest method. Unamortized deferred financing costs are expensed when the associated debt is refinanced or repaid before maturity.  Costs incurred in seeking financial transactions that do not close are expensed in the period in which it is determined that the financing will not close.

Deferred leasing costs, consisting primarily of lease commissions and payments made to assume existing leases, are deferred and amortized over the term of the lease.

As of December 31, 2012, the Company does not have any deferred financing costs or deferred leasing costs.

AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012

Share Repurchase Program

The Company's board of directors has adopted a Share Repurchase Program ("SRP") that enables stockholders to sell their shares to the Company. Under the SRP, stockholders may request that the Company repurchase all or any portion, subject to certain minimum amounts described below, of their shares on any business day, if such repurchase does not impair the Company's capital or operations.

Beginning with the first quarter following the Company's acquisition of at least $1.2 billion in total investment portfolio assets, the repurchase price for shares under the SRP will be based on NAV. Only those stockholders who purchased their shares from us or received their shares from us (directly or indirectly) through one or more non-cash transactions may be able to participate in the SRP. The repurchase of shares will occur on the first business day of each quarter (and in all events on a date other than a dividend payment date). Purchases under the SRP will be limited in any calendar quarter to 1.25% of the Company's NAV as of the last day of the previous calendar quarter, or approximately 5.0% of the Company's NAV in any 12 month period. If the Company reaches the 1.25% limit on repurchases during any quarter, the Company will not accept any additional repurchase requests for the remainder of such quarter. The SRP will automatically resume on the first day of the next calendar quarter, unless the board of directors determines to suspend the SRP.

Prior to the first quarter following the Company's acquisition of at least $1.2 billion in total investment portfolio assets, the number of shares repurchased may not exceed 5.0% of the weighted-average number of shares of common stock outstanding at the end of the previous calendar year and the price per share for repurchases of shares of common stock will be as follows:

•	the lower of $23.13 and 92.5% of the price paid to acquire the shares, for stockholders who have continuously held their shares for at least one year;

•	the lower of $23.75 and 95.0% of the price paid to acquire the shares for stockholders who have continuously held their shares for at least two years;

•	the lower of $24.38 and 97.5% of the price paid to acquire the shares for stockholders who have continuously held their shares for at least three years; and

•
the lower of $25.00 and 100% of the price paid to acquire the shares for stockholders who have continuously held their shares for at least four years (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Company's common stock).

Subject to limited exceptions, stockholders who request the repurchase of shares of the Company's common stock within the first four months from the date of purchase will be subject to a short-term trading fee of 2.0%.

Prior to the Company calculating the NAV, upon the death or disability of a stockholder, upon request, the Company will waive the one-year holding requirement that otherwise will apply to redemption requests made prior to such time. Once the Company begins calculating NAV, no holding period will be required. Shares repurchased in connection with the death or disability of a stockholder will be repurchased at a purchase price equal to the price actually paid for the shares during the IPO, or if not engaged in the IPO, the per share purchase price will be based on the greater of $25.00 and the then-current NAV (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Company's common stock). The board of directors has the discretion to exempt shares purchased pursuant to the DRIP from the one-year holding requirement, if a stockholder sells back all of his or her shares. In addition, the Company may waive the holding period in the event of a stockholder's bankruptcy or other exigent circumstances.

The Company is only authorized to repurchase shares pursuant to the SRP, in a given quarter, up to the amount of proceeds received from the DRIP in that same quarter. Due to these limitations, the Company cannot guarantee that it will be able to accommodate all repurchase requests.

When a stockholder requests redemption and the redemption is approved, the Company will reclassify such obligation from equity to a liability based on the settlement value of the obligation. Shares purchased under the SRP will have the status of authorized but unissued shares. The following table reflects the number of shares repurchased for the year ended December 31, 2012:

AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012

	Number of Requests	Number of Shares	Average Price per Share
Period from February 14, 2012 (date of inception) to December 31, 2012 (1)	2	3,160	$25.00
_____________________________

(1)	Includes unfulfilled repurchase requests for 3,160 shares at a average price per share of $25.00, which were approved for repurchase as of December 31, 2012 and completed in January 2013.

Distribution Reinvestment Plan

Pursuant to the DRIP, stockholders may elect to reinvest distributions by purchasing shares of common stock in lieu of receiving cash.  No dealer manager fees or selling commissions are paid with respect to shares purchased pursuant to the DRIP.  Participants purchasing shares pursuant to the DRIP have the same rights and are treated in the same manner as if such shares were issued pursuant to the IPO. The board of directors may designate that certain cash or other distributions be excluded from the DRIP.  The Company has the right to amend any aspect of the DRIP or terminate the DRIP with ten days' notice to participants.  Shares issued under the DRIP are recorded within stockholders' equity in the accompanying consolidated balance sheet in the period distributions are declared.  During the period from February 14, 2012 (date of inception) to December 31, 2012, the Company issued 14,817 shares of common stock with a value of $0.4 million and a par value per share of $0.01 under the DRIP.

Derivative Instruments

The Company may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets. The principal objective of such agreements is to minimize the risks and/or costs associated with the Company's operating and financial structure as well as to hedge specific anticipated transactions.

The Company records all derivatives on the balance sheet at fair value.  The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge.  The Company may enter into derivative contracts that are intended to economically hedge certain of its risk, even though hedge accounting does not apply or the Company elects not to apply hedge accounting.

The accounting for subsequent changes in the fair value of these derivatives depends on whether each has been designated and qualifies for hedge accounting treatment. If the Company elects not to apply hedge accounting treatment, any changes in the fair value of these derivative instruments is recognized immediately in gains (losses) on derivative instruments in the consolidated statement of operations. If the derivative is designated and qualifies for hedge accounting treatment the change in the estimated fair value of the derivative is recorded in other comprehensive income (loss) to the extent that it is effective. Any ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.

AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012

Revenue Recognition

The Company's revenues, which are derived primarily from rental income, include rents that each tenant pays in accordance with the terms of each lease reported on a straight-line basis over the initial term of the lease. Since many of the Company's leases provide for rental increases at specified intervals, straight-line basis accounting requires the Company to record a receivable, and include in revenues, unbilled rent receivables that the Company will only receive if the tenant makes all rent payments required through the expiration of the initial term of the lease. The Company defers the revenue related to lease payments received from tenants in advance of their due dates. When the Company acquires a property, the term of existing leases is considered to commence as of the acquisition date for the purposes of this calculation.

The Company continually reviews receivables related to rent and unbilled rent receivables and determine collectability by taking into consideration the tenant's payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of a receivable is in doubt, the Company records an increase in the Company's allowance for uncollectible accounts or record a direct write-off of the receivable in the Company's consolidated statement of operations.

Cost recoveries from tenants are included in operating expense reimbursement in the period the related costs are incurred, as applicable.

Offering and Related Costs

Offering and related costs include all expenses incurred in connection with the Company's IPO. Offering costs (other than selling commissions and the dealer manager fee) include costs that may be paid by the Advisor, the Dealer Manager or their affiliates on behalf of the Company. These costs include but are not limited to (i) legal, accounting, printing, mailing, and filing fees; (ii) escrow related fees; (iii) reimbursement of the Dealer Manager for amounts it may pay to reimburse the bona fide diligence expenses of broker-dealers; and (iv) reimbursement to the Advisor for the salaries of its employees and other costs in connection with preparing supplemental sales materials and related offering activities.  The Company is obligated to reimburse the Advisor or its affiliates, as applicable, for organization and offering costs paid by them on behalf of the Company, provided that the Advisor is obligated to reimburse the Company to the extent organization and offering costs (excluding selling commissions and the dealer manager fee) incurred by the Company in its offering exceed 1.5% of gross offering proceeds. As a result, these costs are only a liability of the Company to the extent selling commissions, the dealer manager fees and other organization and offering costs do not exceed 11.5% of the gross proceeds determined at the end of the IPO (See Note 6 — Related Party Transactions and Arrangements).

Share-Based Compensation

The Company has a stock-based incentive award plan, which is accounted for under the guidance for share based payments. The expense for such awards is included in general and administrative expenses and is recognized over the vesting period or when the requirements for exercise of the award have been met (See Note 8 — Share-Based Compensation).

Income Taxes

The Company intends to elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986 commencing with the taxable year ended December 31, 2012. If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax to the extent it distributes its REIT taxable income to its stockholders, and so long as it distributes at least 90% of its REIT taxable income. REITs are subject to a number of other organizational and operational requirements. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.

Per Share Data

Income (loss) per basic share of common stock is calculated by dividing net income (loss) by the weighted-average number of shares of common stock issued and outstanding during such period. Diluted income (loss) per share of common stock considers the effect of potentially dilutive instruments outstanding during such period.

AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012

Reportable Segments

The Company has determined that it has one reportable segment, with activities related to investing in real estate. The Company's investments in real estate generate rental revenue and other income through the leasing of properties, which comprised 100% of total consolidated revenues. Management evaluates the operating performance of the Company's investments in real estate on an individual property level.

Recently Issued Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board ("FASB") issued guidance that expands the existing disclosure requirements for fair value measurements, primarily for Level 3 measurements, which are measurements based on unobservable inputs such as the Company's own data. This guidance is largely consistent with current fair value measurement principles with few exceptions that do not result in a change in general practice. The guidance was applied prospectively and was effective for interim and annual reporting periods beginning after December 15, 2011. The adoption of this guidance did not have a material impact on the Company's financial position or results of operations as the guidance relates only to disclosure requirements.

In June 2011, the FASB issued guidance requiring entities to present items of net income and other comprehensive income either in one continuous statement - referred to as the statement of comprehensive income - or in two separate, but consecutive, statements of net income and other comprehensive income. The new guidance does not change which components of comprehensive income are recognized in net income or other comprehensive income, or when an item of other comprehensive income must be reclassified to net income. In December 2011, the FASB deferred certain provisions of this guidance related to the presentation of certain reclassification adjustments out of accumulated other comprehensive income, by component in both the statement and the statement where the reclassification is presented. This guidance was applied prospectively and was effective for interim and annual periods beginning after December 15, 2011. The adoption of this guidance did not have a material impact on the Company's financial position or results of operations but changed the location of the presentation of other comprehensive income to more closely associate the disclosure with net income.

In September 2011, the FASB issued guidance that allows entities to perform a qualitative analysis as the first step in determining whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If it is determined that it is not more likely than not that the fair value of the reporting unit is less than its carrying amount, then a quantitative analysis for impairment is not required. The guidance was effective for interim and annual impairment tests for fiscal periods beginning after December 15, 2011.  The adoption of this guidance did not have a material impact on the Company's financial position or results of operations.

In December 2011, the FASB issued guidance regarding disclosures about offsetting assets and liabilities, which requires entities to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The guidance is effective for fiscal years and interim periods beginning on or after January 1, 2013 with retrospective application for all comparative periods presented. The adoption of this guidance, which is related to disclosure only, is not expected to have a material impact on the Company's consolidated financial position or results of operations.

In July 2012, the FASB issued revised guidance intended to simplify how an entity tests indefinite-lived intangible assets for impairment. The amendments will allow an entity first to assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test. An entity will no longer be required to calculate the fair value of an indefinite-lived intangible asset and perform the quantitative test unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The amendments are effective for annual and interim indefinite-lived intangible asset impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted. The Company does not expect the adoption to have a material impact on the Company's consolidated financial position or results of operations.

AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012

Note 3 — Real Estate Investments

The following table presents the allocation of the assets acquired during the period from February 14, 2012 (date of inception) to December 31, 2012:

(Dollar amounts in thousands)	Period from February 14, 2012 (date of inception) to December 31, 2012
Real estate investments, at cost:
Land	$13,365
Buildings, fixtures and improvements	54,483
Total tangible assets	67,848
Acquired intangibles:
In-place leases	8,691
Above-market lease assets	239
Cash paid for acquired real estate investments, at cost	$76,778
Number of properties purchased	49

The following table reflects the number and related purchase prices of properties acquired during the period from February 14, 2012 (date of inception) December 31, 2012:

Portfolio	Number of Properties	Base Purchase Price (1)
		(In thousands)
Period from February 14, 2012 (date of inception) to December 31, 2012	49	$76,778
_____________________

(1)	Contract purchase price, excluding acquisition related costs.

The following table presents unaudited pro forma information as if the acquisitions during the period from February 14, 2012 (date of inception) to December 31, 2012 had been consummated on February 14, 2012:

(In thousands)	Period from February 14, 2012 (date of inception) to December 31, 2012
Pro forma revenues	$6,487
Pro forma net income	$883

AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012

The following table presents future minimum base rent payments on a cash basis due to the Company over the next five years and thereafter for the properties the Company owned as of December 31, 2012. These amounts exclude contingent rent payments, as applicable, that may be collected from certain tenants based on provisions related to sales thresholds and increases in annual rent based on exceeding certain economic indexes among other items.

(In thousands)	Future Minimum Base Rent Payments
2013	$5,931
2014	6,006
2015	6,079
2016	6,154
2017	6,245
Thereafter	38,584
$68,999

The following table lists the tenants whose annualized rental income on a straight-line basis represented greater than 10% of total annualized rental income for all portfolio properties on a straight-line basis as of December 31, 2012:

Tenant	December 31, 2012
RBS Citizens, N.A.	59.5%
Dollar General Corporation	14.3%
FedEx Corporation	10.9%

The termination, delinquency or non-renewal of leases by one or more of the above tenants may have a material adverse effect on revenues. No other tenant represents more than 10% of annualized rental income on a straight-line basis as of December 31, 2012.

The following table lists the states where the Company has concentrations of properties where annualized rental income on a straight-line basis represented greater than 10% of consolidated annualized rental income on a straight-line basis as of December 31, 2012:

State	December 31, 2012
Pennsylvania	40.9%

The Company owned properties in no other state that in total represented more than 10% of the annualized rental income on a straight-line basis as of December 31, 2012.

Note 4 — Common Stock

As of December 31, 2012, the Company had 10.4 million shares of common stock outstanding, including unvested restricted shares and shares issued under the DRIP, and had received total proceeds of $255.3 million.

On September 10, 2012, the Company's board of directors authorized and the Company declared, a distribution, which is calculated based on stockholders of record each day during the applicable period at a rate of $0.00452054800 per day, based on a price of $25.00 per common share. The Company's distributions are payable by the 5th day following each month end to stockholders of record at the close of business each day during the prior month. The first distribution payment was made on November 1, 2012, relating to the period from October 13, 2012 (15 days after the date of the first property acquisition) through October 31, 2012. Distributions payments are dependent on the availability of funds. The board of directors may reduce the amount of distributions paid or suspend distribution payments at any time and therefore distributions payments are not assured.

Table of Contents

Note 5 — Commitments and Contingencies

Litigation

In the ordinary course of business, the Company may become subject to litigation or claims. There are no material legal proceedings pending or known to be contemplated against the Company or its properties.

Environmental Matters

In connection with the ownership and operation of real estate, the Company may potentially be liable for costs and damages related to environmental matters. The Company has not been notified by any governmental authority of any non-compliance, liability or other claim, and is not aware of any other environmental condition that it believes will have a material adverse effect on the results of operations.

Note 6 — Related Party Transactions and Arrangements

As of December 31, 2012, the Special Limited Partner, an entity wholly owned by the Sponsor, owned 8,888 shares of the Company's outstanding common stock. The Advisor and its affiliates may incur and pay costs and fees on behalf of the Company.

Fees Paid in Connection with the IPO

The Dealer Manager receives fees and compensation in connection with the sale of the Company's common stock in the IPO. The Dealer Manager receives selling commissions of up to 7.0% of the gross offering proceeds before reallowance of commissions earned by participating broker-dealers. In addition, the Dealer Manager receives up to 3.0% of the gross proceeds from the sale of common stock, before reallowance to participating broker-dealers, as a dealer-manager fee. The Dealer Manager may reallow its dealer-manager fee to such participating broker-dealers, based on such factors as the volume of shares sold by respective participating broker-dealers and marketing support incurred as compared to those of other participating broker-dealers. A participating broker dealer may elect to receive a fee equal to 7.5% of the gross proceeds from the sale of shares (not including selling commissions and dealer manager fees) by such participating broker dealer, with 2.5% thereof paid at the time of such sale and 1% thereof paid on each anniversary of the closing of such sale up to and including the fifth anniversary of the closing of such sale. If this option is elected, the dealer manager fee will be reduced to 2.5% of gross proceeds (not including selling commissions and dealer manager fees). The following table details total selling commissions and dealer manager fees incurred and payable to the Dealer Manager as of December 31, 2012 and for the period from February 14, 2012 (date of inception) to December 31, 2012:

(In thousands)	Period from February 14, 2012 (date of inception) to December 31, 2012	Payable as of December 31,
Total commissions and fees from the Dealer Manager	$23,784	$455

The Advisor and its affiliates receive compensation and reimbursement for services relating to the IPO. All offering costs incurred by the Company or its affiliated entities on behalf of the Company are charged to additional paid-in capital on the accompanying consolidated balance sheet. The following table details offering cost reimbursements incurred and payable to the Advisor and Dealer Manager as of December 31, 2012 and for the period from February 14, 2012 (date of inception) to December 31, 2012:

(In thousands)	Period from February 14, 2012 (date of inception) to December 31, 2012	Payable as of December 31,
Fees and expense reimbursements from the Advisor and Dealer Manager	$10,938	$88

The Company is responsible for offering and related costs from the IPO, excluding commissions and dealer manager fees, up to a maximum of 1.5% of gross proceeds received from the IPO, measured at the end of the IPO. Offering costs in excess of the 1.5% cap as of the end of the offering are the Advisor's responsibility. As of December 31, 2012, offering and related costs exceeded 1.5% of gross proceeds received from the IPO by $9.2 million. The Advisor has elected to cap cumulative offering costs incurred by the Company, net of unpaid amounts, to 15% of gross common stock proceeds during the offering period. As of December 31, 2012, cumulative offering costs were $36.8 million. Cumulative offering costs, net of unpaid amounts, were less than the 15% threshold as of December 31, 2012.

AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012

Effective March 1, 2013, the Company will be utilizing transfer agent services provided by an affiliate of the Dealer Manager.

Fees Paid in Connection With the Operations of the Company

The Advisor receives an acquisition fee of 1.0% of the contract purchase price of each acquired property and 1.0% of the amount advanced for any loan or other investment and is reimbursed for acquisition costs incurred in the process of acquiring properties, which is expected to be approximately 0.6% of the contract purchase price. In no event will the total of all acquisition fees and acquisition expenses (including any financing coordination fees) payable with respect to a particular investment exceed 4.5% of the contract purchase price. Once the proceeds from the IPO have been fully invested, the aggregate amount of acquisition fees and financing coordination fees shall not exceed 1.5% of the contract purchase price and the amount advanced for a loan or other investment, as applicable, for all the assets acquired.

If the Company's Advisor provides services in connection with the origination or refinancing of any debt that the Company obtains and uses to acquire properties or to make other permitted investments, or that is assumed, directly or indirectly, in connection with the acquisition of properties, the Company will pay the Advisor a financing coordination fee equal to 0.75% of the amount available and/or outstanding under such financing, subject to certain limitations. No financing coordination fees were incurred during the period from February 14, 2012 (date of inception) to December 31, 2012.

The Company paid the Advisor a fee of 0.75% per annum of average invested assets to provide asset management services.  Average invested assets is defined as the average of the aggregate book value of assets invested, directly or indirectly, in properties, mortgage loans and other debt financing investments and other real estate-related investments secured by real estate before reserves for depreciation or bad debts or other similar non-cash reserves. However, the asset management fee was reduced by any amounts payable to the Advisor as an oversight fee, such that the aggregate of the asset management fee and the oversight fee did not exceed 0.75% per annum of average invested assets. Such asset management fee was payable on a monthly basis, at the discretion of the Company's board, in cash, common stock or restricted stock grants, or any combination thereof.  The asset management fee was reduced to the extent, if any, that the Company's funds from operations, as adjusted, during the six months ending on the last calendar quarter immediately preceding the date the asset management fee was payable was less than the distributions declared with respect to such six month period.

Effective July 1, 2012, the payment of asset management fees in monthly installments in cash, shares or restricted stock grants, or any combination thereof to the Advisor was eliminated. Instead the Company expects to issue (subject to periodic approval by the board of directors) to the Advisor performance-based restricted partnership units of the OP designated as "Class B units," which are intended to be profits interests and will vest, and no longer be subject to forfeiture, at such time as: (x) the value of the OP's assets plus all distributions made equals or exceeds the total amount of capital contributed by investors plus a 6.0% cumulative, pre-tax, non-compounded annual return thereon (the "economic hurdle"); (y) any one of the following occurs: (1) the termination of the advisory agreement by an affirmative vote of a majority of the Company's independent directors without cause; (2) a listing; or (3) another liquidity event; and (z) the Advisor is still providing advisory services to the Company (the "performance condition"). Such Class B units will be forfeited immediately if: (a) the advisory agreement is terminated other than by an affirmative vote of a majority of the Company's independent directors without cause; or (b) the advisory agreement is terminated by an affirmative vote of a majority of the Company's independent directors without cause before the economic hurdle has been met.

The calculation of the asset management fees has also been revised to pay a fee equal to: (i) 0.1875% of the cost of the Company's assets (or the lower of the cost of the Company's assets and the applicable quarterly NAV multiplied by 0.1875%, once the Company begins calculating the NAV); divided by (ii) the value of one share of common stock as of the last day of such calendar quarter (or NAV per share, once the Company begins calculating the NAV). When and if approved by the board of directors, the Class B units are expected to be issued to the Advisor quarterly in arrears pursuant to the terms of the OP agreement. As of December 31, 2012, the Company cannot determine the probability of achieving the performance condition. The value of issued Class B units will be determined and expensed when the Company deems the achievement of the performance condition to be probable. The Advisor will receive distributions on unvested Class B units equal to the distribution rate received on the Company's common stock. Such distributions on issued Class B units will be expensed in the consolidated statement of operations until the performance condition is considered probable to occur. In December 2012, the board of directors approved the issuance of 97 Class B units for asset management fee services performed from the date of the Company's first property acquisition to September 30, 2012. In January 2013, the board of directors approved the issuance of 6,461 Class B units in connection with this arrangement.

AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012

The following table details amounts incurred and amounts contractually due and forgiven in connection with the operations related services described above for the period from February 14, 2012 (date of inception) to December 31, 2012:

	Period from February 14, 2012 (date of inception) to December 31, 2012		Payable as of December 31,
(In thousands)	Incurred	Forgiven	2012
One-time fees and reimbursements:
Acquisition fees and related cost reimbursements	$1,518	$—	$12
Financing coordination fees	—	—	—
Other expense reimbursements	—	—	—
Ongoing fees:
Asset management fees (1)	—	—	—
Total related party operation fees and reimbursements	$1,518	$—	$12
_________________________________

(1)
Effective July 1, 2012, the Company expects to issue (subject to approval by the board of directors) to the Advisor restricted performance-based Class B units for asset management services, which will be forfeited immediately if certain conditions occur.

The Company will reimburse the Advisor's costs of providing administrative services, subject to the limitation that it will not reimburse the Advisor for any amount by which its operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of (a) 2.0% of average invested assets, or (b) 25.0% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period. Additionally, the Company will not reimburse the Advisor for personnel costs in connection with services for which the Advisor receives acquisition fees or real estate commissions. No reimbursement was incurred from the Advisor for providing administration services during the period from February 14, 2012 (date of inception) to December 31, 2012.

In order to improve operating cash flows and the ability to pay distributions from operating cash flows, the Advisor may elect to waive certain fees, including asset management fees. Because the Advisor may waive certain fees, cash flow from operations that would have been paid to the Advisor may be available to pay distributions to stockholders. The fees that may be forgiven are not deferrals and accordingly, will not be paid to the Advisor in cash. In certain instances, to improve the Company's working capital, the Advisor may elect to absorb a portion of the Company's general and administrative costs. No such costs were absorbed by the Advisor during the period from February 14, 2012 (date of inception) to December 31, 2012.

As the Company's real estate portfolio matures, the Company expects cash flows from operations (reported in accordance with GAAP) to cover a significant portion of distributions and over time to cover the entire distribution. As the cash flows from operations become more significant, the Advisor and/or the Property Manager may discontinue their past practice of forgiving fees and may charge the full fees owed to them in accordance with the Company's agreements with such parties.

Fees Paid in Connection with the Liquidation or Listing of the Company's Real Estate Assets

The Company will pay a brokerage commission on the sale of property, not to exceed the lesser of 2.0% of the contract sale price of the property and one-half of the total brokerage commission paid if a third party broker is also involved; provided, however, that in no event may the real estate commissions paid to the Advisor, its affiliates and unaffiliated third parties exceed the lesser of 4.5% of the contract sales price and a reasonable, customary and competitive real estate commission, in light of the size, type and location of the property, in each case, payable to the Advisor if the Advisor or its affiliates, as determined by a majority of the independent directors, provided a substantial amount of services in connection with the sale. No such fees were incurred during the period from February 14, 2012 (date of inception) to December 31, 2012.

AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012

If the Company is not simultaneously listed on an exchange, the Company intends to pay a subordinated participation in the net sales proceeds of the sale of real estate assets of 15.0% of remaining net sale proceeds after return of capital contributions to investors plus payment to investors of an annual 6.0% cumulative, pre-tax, non-compounded return on the capital contributed by investors. The Company cannot assure that it will provide this 6.0% annual return but the Advisor will not be entitled to the subordinated participation in net sale proceeds unless the Company's investors have received an annual 6.0% cumulative, pre-tax, non-compounded return on their capital contributions plus the 100.0% repayment of capital committed by such investors. No such amounts were incurred during the period from February 14, 2012 (date of inception) to December 31, 2012.

The Company may pay the Advisor an annual subordinated performance fee calculated on the basis of the Company's total return to stockholders, payable annually in arrears, such that for any year in which the Company's total return on stockholders' capital exceeds 6.0% per annum, the Advisor will be entitled to 15.0% of the excess total return but not to exceed 10.0% of the aggregate total return for such year (which will take into account distributions and realized appreciation). This fee will be payable only upon the sale of assets, distributions or other event which results in the return on stockholders' capital exceeding 6.0% per annum. No subordinated performance fees were incurred during the period from February 14, 2012 (date of inception) to December 31, 2012.

The Company may pay a subordinated incentive listing distribution of 15.0%, payable in the form of a non-interest bearing promissory note, of the amount by which the market value of all issued and outstanding shares of the Company's common stock plus distributions exceeds the aggregate capital contributed by investors plus an amount equal to an annual 6.0% cumulative, pre-tax, non-compounded annual return to investors. The Company cannot assure that it will provide this 6.0% return but the Advisor will not be entitled to the subordinated incentive listing fee unless investors have received an annual 6.0% cumulative, pre-tax non-compounded return on their capital contributions plus the 100.0% repayment of capital committed by such investors. No such fees were incurred during the period from February 14, 2012 (date of inception) to December 31, 2012. Neither the Advisor nor any of its affiliates can earn both the subordination participation in the net proceeds and the subordinated listing distribution.

Upon termination or non-renewal of the advisory agreement, the Advisor will receive distributions from the Company payable in the form of a non-interest bearing promissory note. In addition, the Advisor may elect to defer its right to receive a subordinated distribution upon termination until either a listing on a national securities exchange or other liquidity event occurs.

Note 7 — Economic Dependency

Under various agreements, the Company has engaged or will engage the Advisor and its affiliates to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, the sale of shares of the Company's common stock available for issue, as well as other administrative responsibilities for the Company including accounting services and investor relations.

As a result of these relationships, the Company is dependent upon the Advisor and its affiliates. In the event that these companies are unable to provide the Company with the respective services, the Company will be required to find alternative providers of these services.

Note 8 — Share-Based Compensation

Stock Option Plan

On August 16, 2012, the board of directors approved the termination of the Company's stock option plan. Prior to such termination, the Company had authorized and reserved 0.5 million shares of common stock for issuance under the stock option plan. Such shares of common stock are no longer reserved.

AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012

Restricted Share Plan

The Company has an employee and director incentive restricted share plan (the "RSP"), which provides for the automatic grant of 1,333 restricted shares of common stock to each of the independent directors, without any further action by the Company's board of directors or the stockholders, on the date of initial election to the board of directors and on the date of each annual stockholder's meeting. Restricted stock issued to independent directors will vest over a five-year period following the first anniversary of the date of grant in increments of 20.0% per annum. The RSP provides the Company with the ability to grant awards of restricted shares to the Company's directors, officers and employees (if the Company ever has employees), employees of the Advisor and its affiliates, employees of entities that provide services to the Company, directors of the Advisor or of entities that provide services to the Company, certain consultants to the Company and the Advisor and its affiliates or to entities that provide services to the Company. The fair market value of any shares of restricted stock granted under the RSP, together with the total amount of acquisition fees, acquisition expense reimbursements, asset management fees, financing coordination fees, disposition fees and subordinated distributions by the operating partnership payable to the Advisor, shall not exceed (a) 6% of all properties' aggregate gross contract purchase price, (b) as determined annually, the greater, in the aggregate, of 2% of average invested assets and 25% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period, (c) disposition fees, if any, of up to 3% of the contract sales price of all properties that the Company sells and (d) 15% of remaining net sales proceeds after return of capital contributions plus payment to investors of an annual 6% cumulative, pre-tax, non-compounded return on the capital contributed by investors. Additionally, the total number of common shares granted under the RSP shall not exceed 5.0% of the Company's authorized common shares pursuant to the IPO and in any event will not exceed 3.0 million shares (as such number may be adjusted for stock splits, stock dividends, combinations and similar events).

Restricted share awards entitle the recipient to receive common shares from the Company under terms that provide for vesting over a specified period of time or upon attainment of pre-established performance objectives. Such awards would typically be forfeited with respect to the unvested shares upon the termination of the recipient's employment or other relationship with the Company. Restricted shares may not, in general, be sold or otherwise transferred until restrictions are removed and the shares have vested. Holders of restricted shares may receive cash distributions prior to the time that the restrictions on the restricted shares have lapsed. Any distributions payable in common shares shall be subject to the same restrictions as the underlying restricted shares. As of December 31, 2012, there were 2,667 restricted shares issued to independent directors under the RSP at a fair value, based on the per share price in the IPO, of $22.50 per share. The fair value of the shares are being expensed over the vesting period of five years. Compensation expense related to restricted stock was approximately $6,000 for the period from February 14, 2012 (date of inception) to December 31, 2012.

Other Share-Based Compensation

The Company may issue common stock in lieu of cash to pay fees earned by the Company's directors. There are no restrictions on the shares issued. There were no such shares of common stock issued in lieu of cash during the period from February 14, 2012 (date of inception) to December 31, 2012.

Note 9 — Net Loss Per Share

The following is a summary of the basic and diluted net loss per share computation for the period from February 14, 2012 (date of inception) to December 31, 2012:

Period from February 14, 2012 (date of inception) to December 31, 2012
Net loss (in thousands)	$(2,537)
Weighted-average common shares outstanding	1,526,766
Net loss per share attributable to stockholders, basic and diluted	$(1.66)

The following common stock equivalents as of December 31, 2012 were excluded from diluted net loss per share computations as their effect would have been antidilutive:

AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012

Period from February 14, 2012 (date of inception) to December 31, 2012
Unvested restricted stock	2,667
OP units	88
Class B units	97
Total common share equivalents	2,852

Note 10 – Quarterly Results (Unaudited)

The Company had a $16,000 net loss during the period from February 14, 2012 (date of inception) to March 31, 2012. Presented below is a summary of the unaudited quarterly financial information for the period from April 1, 2012 to December 31, 2012.

	Quarters Ended
(In thousands, except share amounts)	June 30, 2012	September 30, 2012	December 31, 2012
Total revenues	$—	$1	$413
Net loss	(19)	(118)	(2,384)
Weighted-average shares outstanding	8,888	48,285	4,721,110
Basic and diluted net loss per share	NM	$(2.44)	$(0.50)
________________________
NM - not meaningful

Note 11 — Subsequent Events

The Company has evaluated subsequent events through the filing of this Annual Report on Form 10-K, and determined that there have not been any events that have occurred that would require adjustments to disclosures in the consolidated financial statements except for the following transactions:

Sales of Common Stock

As of February 28, 2013, the Company had 27.3 million shares of common stock outstanding, including unvested restricted shares. As of February 28, 2013, the aggregate value of all share issuances was $681.5 million based on a per share value of $25.00 (or $23.75 for shares issued under the DRIP).

Total capital including sales from common stock is as follows:

Source of Capital (in thousands)	Inception to December 31, 2012	January 1 to February 28, 2013	Total
Common stock	$255,290	$416,220	$671,510

Table of Contents

Acquisitions

The following table presents certain information about the properties that the Company acquired from January 1, 2013 to February 28, 2013.

(Dollar amounts in thousands)	Number of Properties	Base Purchase Price (1)	Rentable Square Feet
Total portfolio — December 31, 2012	49	$76,778	360,220
Acquisitions	25	77,467	1,024,227
Total portfolio — February 28, 2013	74	$154,245	1,384,447
_______________________________
(1) Contract purchase price, excluding acquisition and transaction related costs.

Purchase of Investment Securities

During February 2013, the Company purchased investment securities with an aggregate purchase price of $44.2 million.

Management Changes

During January 2013, the board of directors appointed Edward M. Weil, Jr. as a director and William G. Stanley as the lead independent director of the Company.

American Realty Capital Trust IV, Inc.

Real Estate and Accumulated Depreciation
Schedule III
December 31, 2012

(Dollar amounts in thousands)					Initial Costs
Property	City	State	Acquisition Date	Encumbrances at December 31, 2012	Land	Building and Improvements	Gross Amount at December 31, 2012 (1) (2)	Accumulated Depreciation (3)	Weighted-Average Depreciable Life (In years)
Dollar General	Buchanan Dam	TX	9/28/2012	$—	$145	$820	$965	$11	31
FedEx	Independence	KS	10/30/2012	—	114	2,166	2,280	22	27
FedEx	Ottumwa	IA	10/30/2012	—	134	2,552	2,686	26	27
FedEx	Rapid City	SD	12/21/2012	—	305	2,740	3,045	—	27
CVS	New Castle	PA	10/31/2012	—	412	2,337	2,749	23	30
Dollar General II	Lacy Lakeview	TX	11/19/2012	—	90	810	900	4	31
Dollar General II	Cedar Creek	TX	11/16/2012	—	291	680	971	3	31
Dollar General II	Beeville	TX	11/16/2012	—	146	826	972	4	31
Mattress Firm	Greenville	NC	12/12/2012	—	1,085	1,085	2,170	5	31
Citizens	Orland Hills	IL	12/14/2012	—	1,253	2,327	3,580	10	32
Citizens	Milton	MA	12/14/2012	—	619	2,476	3,095	11	32
Citizens	Farmington	MI	12/14/2012	—	303	707	1,010	3	32
Citizens	Troy	MI	12/14/2012	—	312	935	1,247	4	32
Citizens	Parma Heights	OH	12/14/2012	—	426	638	1,064	3	32
Citizens	Aliquippa	PA	12/14/2012	—	138	782	920	3	32
Citizens	Butler	PA	12/14/2012	—	286	1,144	1,430	5	32
Citizens	Camp Hill	PA	12/14/2012	—	430	645	1,075	3	32
Citizens	Carnegie	PA	12/14/2012	—	73	1,396	1,469	6	32
Citizens	Ford City	PA	12/14/2012	—	89	802	891	4	32
Citizens	Greensburg	PA	12/14/2012	—	45	861	906	4	32
Citizens	Highspire	PA	12/14/2012	—	216	649	865	3	32
Citizens	Kittanning	PA	12/14/2012	—	56	1,060	1,116	5	32
Citizens	Oil City	PA	12/14/2012	—	110	623	733	3	32
Citizens	Philadelphia	PA	12/14/2012	—	266	1,065	1,331	5	32
Citizens	Pitcairn	PA	12/14/2012	—	46	867	913	4	32
Citizens	Pittsburgh	PA	12/14/2012	—	516	1,204	1,720	5	32
Citizens	Pittsburgh	PA	12/14/2012	—	206	1,852	2,058	8	32
Citizens	Pittsburgh	PA	12/14/2012	—	196	1,110	1,306	5	32
Citizens	Pittsburgh	PA	12/14/2012	—	255	1,019	1,274	5	32
Citizens	Pittsburgh	PA	12/14/2012	—	268	2,413	2,681	11	32
Citizens	Reading	PA	12/14/2012	—	267	802	1,069	4	32
Citizens	Warrendale	PA	12/14/2012	—	611	916	1,527	4	32
Citizens	Wexford	PA	12/14/2012	—	180	719	899	3	32
Citizens	Cranston	RI	12/14/2012	—	411	1,234	1,645	6	32
Citizens	East Greenwich	RI	12/14/2012	—	227	680	907	3	32
Citizens	N. Providence	RI	12/14/2012	—	223	892	1,115	4	32
Citizens	Providence	RI	12/14/2012	—	300	899	1,199	4	32
Citizens	Rumford	RI	12/14/2012	—	352	654	1,006	3	32
Family Dollar	Barryton	MI	12/18/2012	—	32	599	631	—	31
Family Dollar	Tustin	MI	12/18/2012	—	33	633	666	—	31
Dollar General III	Wakefield	MI	12/19/2012	—	88	794	882	—	31
Dollar General IV	Roodhouse	IA	12/31/2012	—	136	772	908	—	31
Dollar General IV	Center Point	IL	12/31/2012	—	207	829	1,036	—	31
Dollar General IV	Savanna	IL	12/31/2012	—	273	1,093	1,366	—	31
Dollar General IV	Adkins	MO	12/31/2012	—	139	789	928	—	31
Dollar General IV	Caulfield	TX	12/31/2012	—	157	889	1,046	—	31
Family Dollar II	Somerville	TX	12/31/2012	—	131	743	874	—	31
Family Dollar III	Pulaski	IL	12/31/2012	—	31	588	619	—	31
Mattress Firm II	Bountiful	UT	12/31/2012	—	736	1,367	2,103	—	31
Total				$—	$13,365	$54,483	$67,848	$239

American Realty Capital Trust IV, Inc.

Real Estate and Accumulated Depreciation
Schedule III
December 31, 2012

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(1)	Acquired intangible lease assets allocated to individual properties in the amount of $8.9 million are not reflected in the table above.

(2)	The tax basis of aggregate land, buildings and improvements as of December 31, 2012 is $78.3 million.

(3)	The accumulated depreciation column excludes $0.1 million of accumulated amortization associated with acquired intangible lease assets.

A summary of activity for real estate and accumulated depreciation for the period from February 14, 2012 (date of inception) to December 31, 2012:

(In thousands)	Period from February 14, 2012 (date of inception) to December 31, 2012
Real estate investments, at cost:
Balance at February 14, 2012	$—
Additions - acquisitions	67,848
Disposals	—
Balance at December 31, 2012	$67,848

Accumulated depreciation:
Balance at February 14, 2012	$—
Depreciation expense	239
Disposals	—
Balance at December 31, 2012	$239